Item 77C

BT INVESTMENT FUNDS

Registrant incorporates by reference Registrant's Proxy Statement dated June 2002 filed on June 12, 2002 (Accession No. 0000950130-02-004319) for New York
Tax Free Money Fund and Tax Free Money Fund, and on June 17, 2002 (Accession No. 0000950130-02-004414) for Cash Management Fund Investment and Treasury Money Fund Investment.

Registrant incorporates by reference Registrant's Annual Reports as of December 31, 2002 for Tax Free Money Fund, New York Tax Free Money Fund, Cash Management Fund Investment and Treasury Money Fund Investment which details the matters proposed to shareholders and the shareholder votes cast.